CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Financial Highlights" in the Class Z and Class A, B and C Prospectuses and "Management and Other Services" in the Class Z and Class A, B and C Statements of Additional Information, and to the incorporation by reference in the Post-Effective Amendment No. 29 to Registration Statement, File Number 33-18516 on Form N1-A of our reports dated January 26, 2001, on the financial statements and financial highlights of Mutual Shares Fund, Mutual Qualified Fund, Mutual Beacon Fund, Mutual Discovery Fund, Mutual European Fund, and Mutual Financial Services Fund (each a portfolio of Franklin Mutual Series Fund Inc.) included in the 2001 Annual Report to Shareholders.


                                    /s/ERNST & YOUNG LLP
                                   ---------------------
                                    ERNST & YOUNG LLP


Boston, Massachusetts
April 26, 2001